UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2008

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-51903	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Katy Freeway, Suite 910 Houston, Texas 77079
(Address of principal executive offices)(Zip Code)

(713) 973-5720
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 8.01. Other Events.

After several successful test burns of our biofuel, on June 2, 2008, we entered into our first biofuel sales agreement with Dynegy Oakland LLC, a subsidiary of Dynegy, Inc (NYSE: DYN) (“Dynegy”).

The contract provides for Dynegy to purchase up to 1.7 million gallons of biofuel per year for use at Dynegy’s power plant in Oakland, California, based on Dynegy’s forecasts of a portion of the historical fuel consumption at their facility. There is no minimum purchase requirement. The product price is based on a variable pricing formula. The contract contemplates purchases of our “Classic” product formula based on refined vegetable oil but allows us the flexibility to produce the fuel from any feedstock as long as the product meets certain specifications. The contract is for a term until March 31, 2010 and from month to month thereafter, unless terminated by either party at any time with at least sixty (60) days’ written notice. Based on current prices and terms, we anticipate that the contract could generate up to $13 million in sales over the next two years.

On June 4, 2008, we issued a press release announcing our biofuels sales contract with Dynegy. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated June 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 6, 2008	/s/ David A. Gillespie
Name: David A. Gillespie Title: President and Chief Executive Officer